Exhibit 10

DATED
July 30, 2019

OEP TIRE RUSSIA L.P.
as the Seller

TITAN LUXEMBOURG S.À R.L.
as the Purchaser
and solely for purposes of Sections 5.15 and 5.16, and Section 4 as such section relates to Sections 5.15 and 5.16:
OEP II Partners Co-Invest, L.P.
as the Co-Invest
One Equity Partners V, L.P.
as OEP V

SALE PURCHASE AGREEMENT

THIS SALE PURCHASE AGREEMENT is made on July 30, 2019
BETWEEN:

(1)	OEP Tire Russia L.P., an exempted limited partnership incorporated under the laws of the Cayman Islands (the “Seller”);

(2)
Titan Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its address at 412F, route d'Esch, L-1030 Luxembourg, Grand Duchy of Luxembourg and registered in the R.C.S. Luxembourg under number B 65.633 (the “Purchaser”);

(3)	solely for purposes of Sections 5.15 and 5.16, and Section 4 as such section relates to Sections 5.15 and 5.16, OEP II Partners Co-Invest, L.P. (the “Co-Invest”); and

(4)
solely for purposes of Sections 5.15 and 5.16, and Section 4 as such section relates to Sections 5.15 and 5.16, One Equity Partners V, L.P. (“OEP V” and together with Co-Invest and Seller, the “Seller Group”).

The parties to this Agreement are hereinafter collectively referred to as the “Parties” and individually as a “Party”.
RECITALS:

(1)
OEP 11 Coöperatief U.A., a cooperative with exclusion of liability (coöperatie met uitsluiting van aansprakelijkheid) having its seat in the municipality of Amsterdam, its address at Herengracht 466, 1017 CA Amsterdam, the Netherlands and registered in the trade register under number 57627843 (the “Cooperative”).

(2)
The Seller, in its capacity as sole member of the Cooperative, holds the sole membership in the Cooperative (the “Membership”), and is entitled to the complete membership interest (including all interest, rights and obligations attached thereto and/or in relation thereto) in the Cooperative (together, the “Membership Interest”).

(3)
Titan Tire Russia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam, its address at Prinses Margrietplantsoen 88, WTC Toren E, 23rd floor, 2595 BR The Hague, the Netherlands and registered in the trade register under number 58036008 (the “Company”).

(4)
The Cooperative is the holder of three thousand (3,000) paid-up shares class B in the share capital of the Company (constituting 21.43% of the total issued and paid-up share capital of the Company), each with a nominal value of one United States dollar (USD 1), numbered B-1 up to and including B-3,000 (the “Shares”). The Shares are registered in the name of the Cooperative.

(5)
The Cooperative and the Purchaser, among others, entered into the Shareholders’ Agreement originally dated 9 July 2013, as amended, restated, supplemented or otherwise modified from time to time (the “Shareholders Agreement”).

Capitalised terms used in this deed shall have the meaning ascribed to them in the Shareholders Agreement, unless otherwise defined in this Agreement.

(6)
In order to comply with the Shareholders Agreement and the Settlement Put Option the Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Membership and attached Membership Interest, subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	Sale and purchase of the MEMBERSHIP AND ATTACHED MEMBERSHIP INTEREST

1.1
Subject to and upon the terms and conditions of this Agreement and the Shareholders Agreement, the Seller hereby sells the Membership and attached Membership Interest to the Purchaser free from any Encumbrances (other than those imposed by applicable Law) and together with all rights attached thereto, and the Purchaser hereby purchases the Membership and attached Membership Interest from the Seller.

1.2
The assignment and transfer of title to the Membership and attached Membership Interest to the Purchaser shall take place on the earlier of (i) such date specified by the Purchaser and (ii) July 31, 2019 (the “Completion Date”), as applicable, by execution of the related private deed of transfer membership (the “Deed of Transfer”) in accordance with the provisions of clause 3.

2.	Consideration
The consideration (including agreed accrued interest) payable by the Purchaser for the Membership and attached Membership Interest (the “Purchase Price”) is an amount equal to (i) 44,079,843.00 United States dollars (USD 44,079,843.00) and interest thereon accruing following October 4, 2018 at a rate of eight percent (8%) less (ii) the Outstanding OEP Payables (as defined herein).

3.	Completion

3.1	On the Completion Date, the Seller and the Purchaser shall duly execute (or shall cause to be duly executed and delivered):

3.1.1	consent letter(s), approval(s), corporate resolutions and powers of attorney, if and as applicable, in the agreed form;

3.1.2	written resignations in the agreed form of the relevant managing director(s) and/or supervisory director(s) of the Coopererative to take effect upon Completion; and

3.1.3	written resignations in the agreed form of all of the managing director(s) and/or supervisory director(s) of the Company to take effect upon Completion.

In May 2019, the Purchaser has paid to the Seller part of the Purchase Price consisting of an amount of sixteen million United States dollars (USD 16,000,000). As a consequence the aggregate remaining Purchase Price shall be an amount equal to (i) 30,166,691.20 United States dollars (USD 30,166,691.20) and interest thereon accruing following May 8, 2019 at a rate of 6,611.88 United States dollars (USD 6,611.88) per day less (ii) the Outstanding OEP Payables (the “Remaining Purchase Price”).
Ultimately on the Completion Date, the Purchaser shall pay the Remaining Purchase Price by wire transfer into the bank account in the name of the Seller as follows:
Bank Name:    JP Morgan Chase
ABA #:    021000021
Account Name:    OEP Tire Russia L.P.
Account #:    478190593
Reference:    Sale of Cooperative

3.2
Upon completion of the steps set out in clauses 3.1, the Seller and the Purchaser shall ensure that they and (the authorised representative of) the Cooperative execute the Deed of Transfer. The Parties shall ensure that the Cooperative (i) accepts the Purchaser as the new member of the Cooperative and (ii) acknowledges the transfer and assignment of the Membership and attached Membership Interest.

3.3	Immediately after the Completion, the Purchaser shall pay, or cause to be paid, the Outstanding OEP Payables by wire transfer into the bank account in the name of the applicable payee as follows:
Name:    OEP Capital Advisors, L.P.
Bank Name:    First Republic Bank
ABA #:    321081669
Account Name:    OEP Capital Advisors LP (Checking Account)
Account #:    80007242201
Reference:    Sale of Cooperative

Name:    One Equity Partners V, L.P.
Bank Name:    JP Morgan Chase
ABA #:    071000013
Account Name:    One Equity Partners V, L.P.

Account #:    469793314
Reference:    Sale of Cooperative

Name:    One Equity Partners Secondary Fund, L.P.
Bank Name:    JP Morgan Chase
ABA #:    021000021
Account Name:    One Equity Partners Secondary Fund LP
Account #:    626426535
Reference:    Sale of Cooperative

Name:    OEP JPMC Heritage Parent LLC
Bank Name:    JP Morgan Chase
ABA #:    071000013
Account Name:    OEP Parent
Account #:    844005306
Reference:    Sale of Cooperative

4.	Liability for the Warranties

4.1
The Seller warrants that the Warranties (other than those in Sections 5.15 and 5.16) are true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects on the Completion Date. The Seller Group warrants that the Warranties set forth in Sections 5.15 and 5.16 are true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects on the Completion Date.

4.2
The Warranties (other than those in Sections 5.15 and 5.16) constitute an express allocation of risk between the Purchaser and the Seller. Any Warranty (other than those in Sections 5.15 and 5.16) being untrue or incorrect in any material respect shall be for the account and risk of the Seller. The Warranties set forth in Sections 5.15 and 5.16 constitute an express allocation of risk between the Purchaser and the Seller Group. Any Warranty set forth in Sections 5.15 and 5.16 being untrue or incorrect in any material respect shall be for the account and risk of the Seller Group.

4.3
The Warranties shall survive the Completion for a period of fifteen (15) months after the Completion Date, after which they shall expire and be of no further force or effect, except that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Purchaser to the Seller Group prior to the expiration date of such survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

4.4
In the event of a Breach, the Seller, and solely in the case of Sections 5.15 and 5.16 the Seller Group, shall pay to the Purchaser, or to any other person designated by the Purchaser, at the Purchaser's election (i) an amount equal to the amount necessary to place the Cooperative in the position in which it would have been if the relevant Breach had not occurred or (ii) the actual amount of damages (schade) suffered or incurred by the Purchaser in respect of such Breach; provided, however, that in no event will the Seller Group’s aggregate liability pursuant to this Section 4 exceed the Purchase Price. Each of the Purchaser and, from and after the Completion Date, the Cooperative shall use its reasonable best efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of damages for which recovery is provided hereunder and use its reasonable best efforts to mitigate damages.

4.5	The remedy provided for in this Section 4 shall be the sole and exclusive remedy following the Completion Date for any Breach of the Warranties.

5.	Warranties

5.1
The Seller is a company duly established under the laws of the Cayman Islands and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct. The Cooperative is a company duly established under the laws of the Netherlands and has the power and authority to own its assets and to conduct the business which it currently conducts.

5.2
The Seller has the power (a) to enter into, exercise its rights and perform and comply with its obligations hereunder and under Clauses 19, 20, 22 and 29 of the Shareholders Agreement (the “Obligations”).

5.3	The Seller has not granted any rights to purchase or otherwise acquire the Membership Interests to anyone but the Purchaser.

5.4	The Seller has not been declared bankrupt (failliet), nor has a suspension of payment (surséance van betaling) been declared, nor have any requests thereto been filed.

5.5
All actions, conditions and things required to be taken, fulfilled and done (including the obtaining of necessary consents) in order (a) to enable the Seller to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement, and (b) to make this Agreement and the Shareholders Agreement admissible in evidence in the courts of the jurisdiction in which it is incorporated have been taken, fulfilled and done.

5.6
The Seller’s entry into, exercise of its rights and/or performance of or compliance with its respective obligations under this Agreement and the Obligations and the sale of the Membership Interest do not and will not violate or exceed any restriction imposed by (a) any law to which the Seller is subject or (b) the Seller’s memorandum or articles of association or, as the case may be, certificate of incorporation or bye-laws/statutes.

5.7	The Seller’s obligations under this Agreement and the Obligations are valid, binding and enforceable.

5.8
The Seller’s entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement and the Obligations and the sale of the Membership Interest do not and will not violate any agreement to which the Seller is a party which is binding on its assets.

5.9	The Membership Interest constitutes the whole membership interest of the Cooperative.

5.10	The Membership Interest has been validly issued, is fully paid up and is free from any Encumbrances.

5.11
There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Membership Interest and there is no commitment to give or create any Encumbrance on or over the Membership Interest and no person has claimed to be entitled to such Encumbrance.

5.12
The Cooperative has never engaged in the carrying on of any trade or business or in any activities of any sort except in connection with its incorporation, the appointment of its officers and the filing of documents pursuant to the laws of the Netherlands and accordingly the Cooperative:

5.12.1
does not have, and never has had, any indebtedness, Encumbrances, debentures, guarantees or other commitments or liabilities (past, present or future, actual or contingent) outstanding (save in connection with (x) that certain cost sharing agreement between the Cooperative and an affiliate of Seller, all of which has been or will be fully satisfied prior to or upon the Completion, and (y) the Shareholders Agreement and the Transaction Documents);

5.12.2	does not have, and never has had, any employees;

5.12.3
is not, and has never been, a party to any contract (except for (x) that certain cost sharing agreement between the Cooperative and an affiliate of Seller, which has been or will be terminated upon the Completion, and (y) the Shareholders Agreement and the Transaction Documents to which it is a party);

5.12.4	has never given any power of attorney (save as contemplated by any Transaction Document);

5.12.5	is not, and has never been, a party to any litigation or arbitration proceedings;

5.12.6	is not, and has never been, the lessee of any property; and

5.12.7
save in respect of any Membership Interests, is not and has never been, the owner of, or interested in, any assets whatsoever including, without limitation, the share capital of any other body corporate that is engaging in carrying on any trade or business.

5.13
The record books of the Cooperative have been properly kept, are in its possessions and contain an accurate and complete record of the matters which should be dealt with in those books in accordance with the laws of the Netherlands, and no notice alleging that any of them is incorrect or should be rectified has been received.

5.14
All returns, particulars, resolutions and other documents required to be filed by the Seller under the Applicable Law have been duly filed and all legal requirements in connection with the formation of the Cooperative and issues of its shares have been satisfied.

5.15
The Cooperative’s sole activities have been to acquire and hold the Shares (and activities related thereto) and to maintain its existence as a cooperative, and the Cooperative has no liabilities except (x) related to its ownership of the Shares and as a party to agreements related thereto and (y) incurred in the ordinary course related to maintaining its existence as a cooperative and customary related activities; provided that, for the avoidance of doubt, no representation is made in this Section 5.15 with respect to Taxes which are exclusively covered in Section 5.16.

5.16
The Cooperative has filed (or has had filed on its behalf) all Tax returns required to have been filed by it and all such Tax returns are true, correct and complete in all respects, and the Cooperative has paid all amounts of Taxes imposed on it that are due and payable prior to the Completion Date (whether or not shown as due and owing on such Tax returns).

6.	Termination

6.1	This Agreement may be terminated at any time before Completion solely by mutual written consent between the Parties.

6.2	If this Agreement is terminated pursuant to clause 6.1,

6.2.1
all rights and obligations of the Parties under this Agreement shall end except for this clause 6.2 and clauses 7 (Confidentiality) and 8 (General provisions), which will remain in full force and effect; and

6.2.2	a Party shall not be relieved from liability for a breach prior to termination of any of its warranties, covenants, indemnity or other obligations in this Agreement.

7.	Confidentiality

7.1
Each Party shall treat as strictly confidential, and not disclose or use, any information relating to this Agreement or any ancillary agreements thereto, including the negotiations thereof, unless disclosure (i) is required by any law, court, regulatory authority, (ii) or reasonably necessary in order to obtain advice from any professional advisor or within the relevant party's group or (iii) would be permitted under Section 29.2-29.6 of the Shareholders Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the Purchaser and its affiliates shall be permitted to disclose and make public any information required by any applicable securities laws or rules of an applicable stock exchange or similar regulatory authority.

7.2	Each Party shall ensure that its shareholders, subsidiaries, participations, and the executive and non-executive directors, employees and advisors of the relevant Party's group shall observe the restrictions in clause 7.1 as if directly a party to this Agreement.

8.	General provisions

8.1	The Parties shall sign all such further documents and shall perform all further acts as reasonably necessary for the purpose of satisfying their respective obligations under this Agreement.

8.2
This Agreement, together with the Deed of Transfer and the Shareholders Agreement, constitutes the entire agreement between the Parties relating to the sale and purchase of the Membership and attached Membership Interest and supersedes any earlier agreements between the Parties with respect to the subject made hereof, whether in writing or oral.

8.3	This Agreement may only be amended in writing.

8.4	This Agreement may be executed in any number of counterparts.

8.5	The Parties waive their rights to rescind (ontbinden) this Agreement after Completion on the basis of section 6:265 of the Dutch Civil Code or otherwise.

8.6	The Parties exclude the applicability of Title 1 Book 7 and section 6:89 of the Dutch Civil Code.

8.7
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision shall be replaced or be deemed to be replaced with a provision that is valid and enforceable and reflects as closely as possible the intent of the invalid or unenforceable provision.

8.8	This Agreement is governed by the laws of the Netherlands without regard to any conflict of law rules under Netherlands private international law.

8.9
All disputes arising out of or in connection with this Agreement shall in the first instance be submitted to the court of first instance (rechtbank) in Amsterdam, the Netherlands, and shall not be submitted to any other court, without prejudice to the right of appeal (hoger beroep) and cassation (cassatie).

(signature page to follow)

THUS AGREED AND SIGNED ON THE DATE FIRST WRITTEN ABOVE,

OEP Tire Russia L.P.,
For and on behalf of One Equity Partners V, L.P.,
by its general partner OEP Secondary GP SPV Ltd.

/s/ David Han
By: David Han
Title: Director

OEP Tire Russia L.P.,
For and on behalf of OEP II Partners Co-Invest,
L.P., by its general partner OEP II Partners Co- Invest GP, LTD.

/s/ David Han
By: David Han
Title: Director

(Signature Page to Sale Purchase Agreement)

Titan Luxembourg S.à r.l. /s/ Paul G. Reitz	/s/ Michael G. Troyanovich
By:Paul G. Reitz Title:A Manager	By:Michael G. Troyanovich Title:A Manager

(Signature Page to Sale Purchase Agreement)

SOLELY FOR PURPOSES OF SECTIONS 5.15 AND 5.16, AND SECTION 4 AS SUCH SECTION RELATES TO SECTIONS 5.15 AND 5.16

OEP II Partners Co-Invest, L.P.,
by its general partner OEP II Partners Co-Invest
GP, LTD.

/s/ David Han
By: David Han
Title: Director

One Equity Partners V, L.P.,
by its general partner OEP Secondary GP SPV Ltd.

/s/ David Han
By: David Han
Title: Director

(Signature Page to Sale Purchase Agreement)

SCHEDULE

1.	Interpretation

1.1.	In this Agreement, unless otherwise specified:

1.1.1.	reference to a person shall include reference to any individual, company, association, partnership or joint venture;

1.1.2.	reference to “include” and “including” shall be treated as reference to “include without limitation” or “including without limitation”; and

1.1.3.	unless the context requires otherwise, “or” is used in the inclusive sense of “and/or”.

1.2.	In this Agreement capitalised terms have the meaning set out below.

“Agreement” means this sale purchase agreement, including all schedules;
“Breach” means a Warranty being untrue or inaccurate in any material respect on the date on which the relevant Warranty is given;
“Business Day” means a day on which banks in Amsterdam are open for normal banking business excluding Saturdays, Sundays and public holidays;
“Event” means any transaction, event, circumstance, act or omission whatsoever, including the death or dissolution or liquidation of any person, and the execution or performance of the Agreement;
“Law” means any applicable statute, law, treaty, ordinance, order, rule, directive, regulation, code, executive order, injunction, judgment, decree or other requirement of any Governmental Authority;
“Outstanding OEP Payables” means an amount in United States dollars equal to (i) Forty Thousand Seven Hundred Twenty Three and 12/100 Euros (EUR 40,723.12) due to OEP Capital Advisors, L.P., (ii) Eighty One Thousand Four Hundred Thirteen and 11/100 Euros (EUR 81,413.11) due to OEP V, (iii) One Hundred Twenty Three Thousand Four Hundred Seventy One and 88/100 Euros (EUR 123,471.88) due to One Equity Partners Secondary Fund, L.P., and (iv) Three Thousand Twenty Five Euros (EUR 3,025.00) due to OEP JPMC Heritage Parent LLC. For purposes of calculating the Outstanding OEP Payables, amounts not in United States dollars shall be converted from Euros to United States dollars at the exchange rate as published in the Wall Street Journal, Eastern Edition, as of the Business Day prior to the Completion Date.
“Warranties” means the warranties given by the Seller (and, solely in the case of the Warranties set forth in Sections 5.15 and 5.16, the Seller Group), in each case as of the date of this Agreement and as of the Completion Date as set out in clause 5.
* * *